Exhibit 99.1

TransDigm Group Reports Record Fiscal 2007 Second Quarter Results

Cleveland, Ohio, April 30, 2007/PRNewswire-FirstCall/ — TransDigm Group Incorporated (NYSE: TDG), a leading global designer, producer and supplier of highly engineered aircraft components, today reported results for the fiscal 2007 second quarter ended March 31, 2007. Highlights for the second quarter include:

•	Net sales up 33.4% to $144.4 million from $108.3 million

•	Net income up 50.7% to $21.5 million from $14.3 million

•	Adjusted earnings per share up 51.4% to $0.53 from $0.35

•	EBITDA As Defined up 37.1% to $68.3 million from $49.8 million

•	Increased Fiscal 2007 financial outlook

Net sales for the quarter rose 33.4% to $144.4 million from $108.3 million in the comparable quarter a year ago. The increase was due to strong organic growth of 11.3%, driven by both our commercial aftermarket and OEM product sales. The balance of the net sales growth was due to recent acquisitions.

Net income for the quarter rose 50.7% to $21.5 million, or $0.45 per share, compared to net income of $14.3 million, or $0.30 per share, in the comparable quarter a year ago. The increase was primarily due to the growth in net sales described above, as well as the strength of our proprietary products, our continued productivity efforts and the integration of recent acquisitions.

Adjusted net income for the quarter increased 55.8% to $25.4 million, or $0.53 per share, from $16.3 million, or $0.35 per share, in the comparable quarter a year ago. Adjusted net income for the current quarter excludes $3.0 million of acquisition-related costs, net of tax, or $0.06 per share, and $0.9 million of non-cash compensation-related expenses and the write-down of certain assets held for sale, net of tax, or $0.02 per share. Adjusted net income for the prior-year quarter excluded $1.4 million of initial public offering expenses and certain one-time non-cash compensation-related expenses, net of tax, or $0.03 per share, and $0.6 million of other non-cash compensation and acquisition-related expenses, net of tax, or $0.02 per share.

EBITDA for the quarter increased 36.2% to $63.4 million from $46.5 million for the comparable quarter a year ago. EBITDA As Defined for the quarter increased 37.1% to $68.3 million from $49.8 million for the comparable quarter a year ago.

As previously disclosed, TransDigm Group acquired aerospace component suppliers Aviation Technologies, Inc. on February 7, 2007, CDA InterCorp on October 3, 2006, Sweeney Engineering Corp. on June 12, 2006 and Electra-Motion Industries Inc. on May 1, 2006.

Year-to-Date Results

Year-to-date net sales for the 26 weeks ended March 31, 2007, were $267.1 million, a 28.2% increase over net sales of $208.4 million in the comparable period last year. Slightly more than half of this increase was due to recent acquisitions with organic growth contributing the balance of the growth.

Year-to-date net income for the 26 weeks ended March 31, 2007 increased 79.9% to $41.8 million, or $0.87 per share, from $23.3 million, or $0.50 per share, in the comparable period a year ago. The increase was primarily due to the growth in net sales described above, strong aftermarket mix, productivity efforts and interest expense remaining flat as a percentage of net sales over this 26 week comparison.

Adjusted net income for the 26 weeks ended March 31, 2007 increased 66.8% to $47.3 million, or $0.99 per share, from $28.3 million, or $0.60 per share, in the comparable period a year ago. Adjusted net income in the current year-to-date period excludes $3.8 million of acquisition-related costs, net of tax, or $0.08 per share, and $1.7 million of certain non-cash compensation-related expenses and the write-down of certain assets held for sale, net of tax, or $0.04 per share. Adjusted net income in the prior year-to-date period excluded $1.8 million of initial public offering expenses and certain one-time non-cash compensation-related expenses, net of tax, or $0.04 per share, and $3.2 million consisting of a one-time special bonus, other non-cash compensation and acquisition-related expenses, net of tax, or $0.06 per share.

Year-to-date EBITDA for the 26 weeks ended March 31, 2007 increased 38.0% to $117.4 million compared with $85.1 million for the comparable period a year ago. EBITDA As Defined for the period increased 34.0% to $124.5 million from $92.9 million for the comparable period a year ago.

“Our operating results were strong for the second quarter and first half of fiscal 2007,” said W. Nicholas Howley, TransDigm Group’s Chairman and Chief Executive Officer. “Our 33.4% sales growth in the latest quarter was attributed to our recent acquisitions and continued strength in organic sales from the aerospace commercial aftermarket and the commercial business jet OEM markets. Organic growth contributed about one-third of quarterly sales growth with our recent acquisitions contributing the balance. We improved our EBITDA As Defined margin for the quarter to 47.3% from 46.0% in the year-ago quarter. The margin improvement is due to both a strong aftermarket mix and a consistent focus on our basic value driven operating strategy.”

Revision to Fiscal 2007 Outlook

“Based on current market conditions, our performance to date and our second half expectations,” Mr. Howley continued, “we are raising our full year fiscal 2007 guidance for all profitability measures as follows:

•	Revenues are anticipated in the range of $575 million to $585 million (unchanged);

•	Net income is anticipated in the range of $82.5 million to $85.5 million (previously in the range of $77 million to $83 million);

•	EBITDA As Defined is anticipated in the range of $263.5 million to $268.5 million (previously in the range of $256 million to $264 million);

•	Earnings per share are expected to be in the range of $1.72 to $1.78 per share (previously in the range of $1.62 to $1.74 per share); and

•	Adjusted earnings per share are expected to be in the range of $1.96 to $2.02 per share (previously in the range of $1.82 to $1.94 per share) compared to $1.31 in fiscal 2006.”

Please see the attached tables for a reconciliation of net income to EBITDA, EBITDA As Defined and adjusted net income for the periods discussed in this press release.

Conference Call

TransDigm Group will host a conference call for investors and security analysts today beginning at 11:00 a.m., Eastern Time. To join the call, dial (800) 901-5231 and enter the pass code 75564457. International callers should dial (617) 786-2961 and use the same pass code. A live audio webcast can be accessed online at http://www.transdigm.com. The call will be archived on the website and available for replay at approximately 1:00 p.m., Eastern Time. A telephone replay will be available for two weeks by dialing (888) 286-8010 and entering the pass code 80777092. International callers should dial (617) 801-6888 and use the same pass code.

Presiding Director

TransDigm Group also reported today that consistent with New York Stock Exchange requirements, the TransDigm Group Board of Directors has formally created the office of Presiding Director. The Presiding Director will preside at all meetings of non-management directors when they meet in executive session without management participation and generally assist the Chairman of the Board. David Barr, who has previously been serving informally in such role, will serve as Presiding Director. Stockholders and other interested parties desiring to communicate with the Board or the Presiding Director should do so by sending regular mail to: Presiding Director, TransDigm Group Incorporated, 1301 East Ninth Street, Suite 3710, Cleveland, Ohio 44114. In his discretion, the Presiding Director may refer such letters, or the matters discussed therein, to TransDigm Group’s Board of Directors for discussion or informational purposes.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, including TransDigm Inc., is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include ignition systems and components, gear pumps, mechanical/electromechanical actuators and controls, NiCad batteries/chargers, power conditioning devices, hold-open rods and locking devices, engineered connectors, engineered latches and cockpit security devices, lavatory hardware and components, specialized AC/DC electric motors, aircraft audio systems, specialized cockpit displays and specialized valving.

Non-GAAP Supplemental Information

EBITDA, EBITDA As Defined, adjusted net income and adjusted earnings per share are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results. TransDigm Group defines EBITDA as earnings before interest, taxes, depreciation and amortization and defines EBITDA As Defined as EBITDA plus certain non-operating items, acquisition-related costs, non-cash charges incurred in connection with certain employee benefit plans and certain expenses incurred in connection with our financing activities, including the initial public offering. TransDigm Group defines adjusted net income as net income plus purchase accounting backlog amortization expense, certain tax adjustments, non-operating items, acquisition-related costs, non-cash charges incurred in connection with certain employee benefit plans and certain expenses incurred in connection with our financing activities, including the initial public offering. For more information regarding the computation of EBITDA, EBITDA As Defined and adjusted net income, please see the attached financial tables.

Backlog amortization represents the amortization of the fair value of the outstanding purchase orders of an acquired business as of the date of an acquisition that we recognize in connection with our acquisitions. Those purchase orders, or backlog intangible assets, will typically be amortized over one year. Historically, the size of the backlog intangible assets recognized in connection with our acquisitions, and the related amortization expense, has not been significant. However, the backlog intangible asset and the related amortization expense we recognized in connection with the acquisition of Aviation Technologies, Inc. is more significant, and we therefore believe that it is more meaningful to investors to exclude this non-cash expense from the calculation of adjusted net income. As a result, adjusted net income information for the historical period included in this press release has been adjusted to exclude backlog amortization expense to conform to the presentation that we have used for the present period and intend to use for future periods.

TransDigm Group presents these non-GAAP financial measures because it believes that they are a useful indicator of its operating performance. TransDigm Group believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to measure a company’s operating performance without regard to items such as interest expense, income tax expense and depreciation and amortization, which can vary substantially from company to company. EBITDA As Defined is used to measure TransDigm Inc.’s compliance with the financial covenant contained in its credit facility. TransDigm Group’s management also uses EBITDA As Defined to review and assess its operating performance and management team in connection with employee incentive programs and the preparation of its annual budget and financial projections. In addition, TransDigm Group’s management and our investors use adjusted net income as a measure of comparable operating performance between time periods and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.

None of EBITDA, EBITDA As Defined, adjusted net income or adjusted earnings per share is a measurement of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, operating income, cash flows from operating activities or other measures of performance determined in accordance with GAAP. In addition, TransDigm Group’s calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.

Forward-Looking Statements

Statements in this press release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including expectations of future performance, profitability, growth and earnings. All statements other than statements of historical fact that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward- looking statements, including, in particular, statements about our plans, objectives, strategies and prospects regarding, among other things, our financial condition, results of operations, and business. We have identified some of these forward-looking statements with words like “believe”, “may”, “will”, “should”, “expect”, “intend”, “plan”, “predict”, “anticipate”, “estimate”, or “continue” and other words and terms of similar meaning. Specifically, statements contained under the heading “Revision to Fiscal 2007 Outlook” constitute forward-looking statements. All forward-looking statements involve risks and uncertainties which could affect TransDigm Group’s actual results and could cause its actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, TransDigm Group. These risks and uncertainties include but are not limited to: future terrorist attacks; a decrease in flight hours and our customers’ profitability, both of which are impacted by general economic conditions; our substantial indebtedness; our reliance on certain customers; our fixed price contracts; the U.S. defense budget and risks associated with being a government supplier; failure to maintain government or industry approvals; the pricing review to which certain of our divisions and subsidiaries have been subject; failure to complete or successfully integrate acquisitions; future sales of common stock in the market caused by the substantial amount of stock held by affiliates; and other factors. Further information regarding the important factors that could cause actual results to differ materially from projected results can be found in TransDigm Group’s Annual Report on Form 10-K and any other reports that TransDigm Group or its subsidiaries have filed with the Securities and Exchange Commission. Except as required by law, TransDigm Group undertakes no obligation to revise or update the forward-looking statements contained in this press release.

Contact:	Sean Maroney
Investor Relations
(216) 706-2945
ir@transdigm.com

TRANSDIGM GROUP INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THIRTEEN AND TWENTY-SIX WEEK PERIODS ENDED

MARCH 31, 2007 AND APRIL 1, 2006

(Amounts in Thousands, except per share data)

(Unaudited)

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	March 31, 2007	April 1, 2006	March 31, 2007	April 1, 2006
NET SALES	$144,438	$108,276	$267,147	$208,416

COST OF SALES	69,367	51,799	128,442	102,696

GROSS PROFIT	75,071	56,477	138,705	105,720

OPERATING EXPENSES:
Selling and administrative	14,586	12,426	26,707	25,516
Amortization of intangibles	3,368	1,450	5,010	3,266

Total operating expenses	17,954	13,876	31,717	28,782

INCOME FROM OPERATIONS	57,117	42,601	106,988	76,938

INTEREST EXPENSE - Net	22,603	19,382	40,396	39,181

INCOME BEFORE INCOME TAXES	34,514	23,219	66,592	37,757

INCOME TAX PROVISION	13,000	8,945	24,743	14,499

NET INCOME	$21,514	$14,274	$41,849	$23,258

Net Earnings Per Share:
Basic earnings per share	$0.48	$0.32	$0.93	$0.53
Diluted earnings per share	$0.45	$0.30	$0.87	$0.50

Weighted-Average Shares Outstanding:
Basic	44,972	44,255	44,872	44,228
Diluted	48,000	47,121	47,897	46,893

TRANSDIGM GROUP INCORPORATED

SUPPLEMENTAL INFORMATION

FOR THE THIRTEEN AND TWENTY-SIX WEEK PERIODS ENDED

MARCH 31, 2007 AND APRIL 1, 2006

(Amounts in Thousands)

(Unaudited)

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	March 31, 2007	April 1, 2006	March 31, 2007	April 1, 2006
Net Income	$21,514	$14,274	$41,849	$23,258

Depreciation and Amortization	6,235	3,915	10,428	8,152
Interest Expense, net	22,603	19,382	40,396	39,181
Income Tax Provision	13,000	8,945	24,743	14,499

EBITDA	63,352	46,516	117,416	85,090

Add: As Defined Adjustments:

Deferred Compensation Costs (1)	544	517	1,011	(2,516)
Stock Option Expense (2)	648	280	1,449	516
Acquisition-Related Costs (3)	3,416	172	4,368	604
Write Down of PPE Held for Sale (4)	302	—	302	—
IPO Related Option Vesting (5)	—	618	—	618
Non-Recurring IPO Costs (6)	—	1,672	—	2,382
One-Time Special Bonus (7)	—	—	—	6,222

Gross Adjustments to EBITDA	4,910	3,259	7,130	7,826

EBITDA As Defined	$68,262	$49,775	$124,546	$92,916

(1)

Represents the expenses (income) recognized by TransDigm Group under its deferred compensation plans. The amount reflected above for the twenty-six week period ended April 1, 2006 includes a reversal of previously recorded amounts charged to expense of $3.8 million resulting from the termination of two deferred compensation plans.

(2)	Represents the non-cash compensation expense recognized by TransDigm Group under its stock plans.
(3)

Represents costs incurred to integrate acquired businesses into TransDigm Group’s operations, purchase accounting adjustments to inventory that were charged to cost of sales when the inventory was sold, facility relocation costs and other acquisition-related costs.

(4)	Represents the write-down of certain property to its fair value that has been reclassified as held for sale in fiscal 2007.
(5)

Represents the non-cash compensation expense recorded in accordance with TransDigm Group’s 2003 stock option plan in connection with the vesting of performance based options resulting from the sale in the initial public offering of a portion of the shares owned by certain of the investors who financed, in part, TransDigm Group’s acquisition of TransDigm Holding Company in July 2003.

(6)	Represents non-recurring costs and expenses incurred by TransDigm Group related to the initial public offering.
(7)	Represents the one-time special bonus paid to certain members of management in November 2005.

TRANSDIGM GROUP INCORPORATED

SUPPLEMENTAL INFORMATION

FOR THE THIRTEEN AND TWENTY-SIX WEEK PERIODS ENDED

MARCH 31, 2007 AND APRIL 1, 2006

(Amounts in Thousands, except per share data)

(Unaudited)

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	March 31, 2007	April 1, 2006	March 31, 2007	April 1, 2006
Net Income	$21,514	$14,274	$41,849	$23,258

Gross Adjustments to EBITDA	4,910	3,259	7,130	7,826
Purchase Accounting Backlog Amortization	1,326	35	1,549	438
Tax Adjustment	(2,351)	(1,268)	(3,229)	(3,173)

Adjusted Net Income	$25,399	$16,300	$47,299	$28,349

Basic Earnings per Share	$0.48	$0.32	$0.93	$0.53
Diluted Earnings per Share	$0.45	$0.30	$0.87	$0.50

Adjusted Basic Earnings per Share	$0.56	$0.37	$1.05	$0.64
Adjusted Diluted Earnings per Share	$0.53	$0.35	$0.99	$0.60

Weighted-Average Shares Outstanding:
Basic	44,972	44,255	44,872	44,228
Diluted	48,000	47,121	47,897	46,893

TRANSDIGM GROUP INCORPORATED

SELECTED BALANCE SHEET DATA

(Amounts in Thousands)

(Unaudited)

	March 31, 2007	September 30, 2006
Cash and cash equivalents	$64,795	$61,217
Trade accounts receivable - Net	89,686	65,568
Income taxes receivable	—	9,366
Inventories - Net	119,124	89,243

Accounts payable	24,556	18,764
Accrued liabilities	35,844	24,675

Long-Term Debt - Less current portion	1,357,968	925,000